Exhibit 10.17

Machine Lease Agreement

This Machine Lease Agreement ("Agreement") is made effective as of May 16, 2025 ("Effective Date"), by and between Bitmine Immersion Technologies, Inc., a Delaware corporation (“BitMine”, "Lessor") and KULR Technology Group, Inc., a Delaware corporation (“KULR”, “Lessee”). Lessor and Lessee are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

1.	Lease of Units: Lessor hereby agrees to lease to Lessee, and Lessee agrees to lease from Lessor, three thousand (3000) S-19 bitcoin mining machines (as identified and detailed in Exhibit A), and any related or associated hardware or software components (collectively the "Units"), which includes all Bitcoin payouts from these machines to the mining pool of the Lessee for the term of the agreement, subject to the terms and conditions set forth in this Agreement. Lessee shall provide (or cause Lessee’s third-party provider to provide) the digital wallet (“Lessee’s Digital Wallet”) to which the daily mining payouts from the Units shall be directed during the Term, net of any mining pool fees.

2.	Term: The term of this Agreement shall commence effective as of May 16, 2025 at 12:01 AM Universal Time (UTC)(May 15, 2025 7:01 PM Eastern Time), and shall continue for 228 days, until midnight UTC Thursday December 31, 2025 (December 30th, 2025, 7:00PM Eastern Time)(the “Term”.)

3.	Lease Payments: Lessee shall pay Lessor six lease payments- the first being one million six hundred thousand Dollars ($1,600,000) on or before Friday May 16, 2025, and the next five being three hundred twenty thousand dollars ($320,000) each due on the 15th of the month, for five consecutive months, beginning July 15, 2025. In the event payment is not received by the 20th of the month, BitMine reserves the right to redirect daily mining payouts to its own digital wallet until the amount of the missing payment(s) has been recouped, using the daily payout amount in Bitcoin and the closing US Dollar price of Bitcoin as of at midnight Universal Time Coordinated (UTC) on such date as published by Yahoo Finance. For the avoidance of doubt, in the event any representations, warranties or covenants of the Lessor are breached, Lessee shall be entitled to terminate this Agreement and to receive a refund of any and all unused lease payments at a rate of $14,035 per unused day ($3,200,000 / 228).

4.	Location and Operations: The Units shall remain at the Lessor’s facility (or such other location as Lessor has designated and has all rights to designate) for the duration of the Term. Lessor shall (or have a third party – currently Soluna and BitMine), on behalf of Lessee, operate and maintain the Units throughout the Term.

In addition, throughout the Term, Lessor shall, on behalf of Lessee, send or cause to be sent the hashing power of the Units (initially to a mining pool operated by Luxor Technology Corporation) to a mining pool mutually agreed to by Lessor and Lessee. Lessor further agrees to provide (or have a third party provide) certain operational services, necessary to facilitate the operation and management of the Units on Lessee’s behalf, as listed separately in the “Mining as a Service and Bitcoin Treasury Management Consulting Agreement”. The Lease contains the following assurances:

a.    Down-Time Guarantees. Lessee assumes all risk associated with the variability of production from the Units, including but not limited to changes in the price of bitcoin, changes in the difficulty index, and or operational interruptions, provided that if operational down-time exceeds one percent during the term of the lease, the lessee will be entitled to a full credit of the days of downtime in excess of one percent, based on the bitcoin that would have otherwise been mined, and the closing price of Bitcoin as published by Yahoo Finance at midnight Universal Time Coordinated (UTC) on such date. Nevertheless, Lessor shall promptly notify Lessee of any material interruption in service or Unit failure. In addition, with respect to any minimum performance guarantees in the hosting agreement concerning the Units, the Lessee shall be entitled to any rebates or credits which are payable by the host under the hosting agreement for such down-time, provided that any rebates or credits provided by the host under the hosting agreement shall reduce the amount of the Lessor’s down-time guarantee obligation on the same day. In fulfilling its obligations under this Agreement, Lessor shall act in good faith and exercise commercially reasonable judgment to ensure uninterrupted or minimally interrupted operation of the Units.

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b.   Site Visit. Lessee shall have reasonable access to perform site visits in order to inspect the Units. Lessor shall cause the hosting provider to give representatives of the Lessee reasonable access to the Units in order to verify the location of the Units, to make reasonable improvements to the air cooling systems (if acceptable by the hosting provider) and to verify the number of working Units.

5.	Ownership and Risk of Loss: The Units shall at all times remain the property of Lessor, and Lessee shall have no right or claim to such Units except as expressly set forth in this Agreement. The Lessee shall not have the right to obtain physical possession of the Units, and may not request the removal of the Units from the possession of the hosting firm designated by the Lessor without the prior written consent of the Lessor. The Lessor shall be responsible for any casualty loss of the Units, for insuring the Units against Loss, for any repair or maintenance costs of the Units, for any hosting fees or electricity costs of the Units, and for any taxes assessed against the Units, including ad valorem property taxes.

Notwithstanding the foregoing, all mining awards, including Bitcoin (“Mined Proceeds”), generated, produced, or mined by the Units during the Term shall be and remain the sole property of Lessee. Lessor acknowledges and agrees that it shall not receive or be entitled to any portion of the Mined Proceeds or any proceeds derived therefrom, except to the extent otherwise provided herein. If Lessor receives any Mined Proceeds by mistake or otherwise, Lessor shall promptly transfer all such Mined Proceeds to the Lessee’s Digital Wallet.

6.	Warranties and Disclaimer

a.	Title and Ownership: Lessor represents and warrants that it owns good and marketable title to the Units, free and clear of all liens, encumbrances, security interests, or other adverse claims, except as disclosed in writing to Lessee prior to the Effective Date. Lessor further represents that it has not assigned, pledged, or otherwise transferred any interest in the Units that would conflict with or impair Lessee’s rights under this Agreement. In the event the lessor has a lien against the machines, the lessor agrees to keep segregated bitcoin collateral to repay the lien in full, at all times.

b.	Due Authorization: The execution, delivery, and performance of this Agreement by each Party has been duly authorized by all necessary corporate (or equivalent) action, and no other proceedings (corporate or otherwise) on the part of the Party are necessary to authorize the execution, delivery, or performance of this Agreement. Furthermore, the execution and performance of this Agreement: (a) do not and will not violate any provision of the Party’s organizational documents, (b) do not and will not conflict with, result in a breach of, or constitute a default under any contract or agreement to which such Party is a party or by which such Party is bound, and (c) does not and will not violate or conflict with any law, regulation, court order, or other legal requirement applicable to Lessor or the Units.

c.	Performance Warranty: Lessor warrants that the Units will be in working condition at the beginning of the Term, and shall be responsible to maintain the Units in such working condition throughout the Term. Notwithstanding, Lessor does not guarantee that the operation of the Units will be uninterrupted or error-free, provided that Lessor shall process any necessary repairs to the Units (or authorize the hosting firm to make any necessary repairs, if applicable) at Lessor’s expense in accordance with Section 4(a) herein in a prompt and business-like fashion. Lessor shall be liable to the Lessee in accordance with Section 4(b), should there be operation downtime in excess of one percent.

d.	Disclaimer of Other Warranties: Except as expressly set forth in this Agreement, Lessor makes no warranty, express or implied, regarding the Units, including any warranty of merchantability or fitness for a particular purpose. Lessor expressly disclaims all other warranties.

e.	Limitation of Liability: In no event shall either Party be liable to the other Party or any third party for any indirect, incidental, special, consequential, or punitive damages, including but not limited to lost profits or lost revenue, even if the liable Party has been advised of the possibility of such damages. Lessor’s total liability under this Agreement for any claim is limited to the total lease payments received by Lessor from Lessee for the Units involved in such claim.

f.	Lessee’s Acknowledgement: Lessee acknowledges that the Units are subject to the inherent risks associated with Bitcoin mining, including but not limited to fluctuations in the hashrate, difficulty, and transaction fees. Lessee assumes all risks associated with the operation of the Units and agrees that Lessor shall not be liable for any losses incurred as a result of these risks. Lessee’s total liability under this Agreement for any claim is limited to 30% of the BTC produced by the Units involved in such claim.

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7.	Indemnity: Each Party agrees to indemnify, defend, and hold harmless the other Party’s respective affiliates, officers, directors, employees, and agents from and against any losses, damages, liabilities, claims, actions, costs, including reasonable attorneys' fees, arising from the use of the Units, breach of any covenant, representation or warranty in this Agreement, a breach of the existing hosting agreement or violation of law or third-party rights, in each case to the extent caused by the actions or inactions of the indemnitor.

8.	Miscellaneous: This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. Any amendments to this Agreement must be in writing and signed by both parties.

9.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Lessor: BitMine Immersion Technologies Inc.

By: /s/ Jonathan Bates

Name: Jonathan Bates Title: CEO

Date: As of May 16, 2025

Lessee: KULR Technology Group, Inc.

By: /s/ Michael Mo

Name: Michael Mo Title: CEO

Date: As of May 16, 2025

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Exhibit A

Nameplate Hashrate: 270,875 TH on 2750 Bitmain S-19j Pro ASIC Mining Computers; 250 Bitmain S-19 various types, ranging from 95 TH to 110 TH, with the combination equaling at least 98.5 TH per machine, the same hashing power as the 2750.

Target Hashrate: 99% or greater uptime at 295,500 TH for 228 consecutive days. A credit will be issued to the Lessee in the manner described in the agreement, in the event the machines have downtime of greater than 1% in aggregate, for the entirety of the 228-day lease.

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